UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

Sea Pines Associates, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Set forth below is a newsletter sent by Sea Pines Associates, Inc. to its shareholders on September 27, 2004.

[Associates News Logo]

The Newsletter of Sea Pines Associates, Inc.

September 2004

Merger Update

The Securities & Exchange Commission (SEC) is reviewing preliminary drafts of the proxy documents to be sent to shareholders concerning the proposed merger with The Riverstone Group. Shareholders will receive the final proxy documents and ballot promptly after the review process is completed.

We anticipate that a Special Meeting of Shareholders will take place approximately one month after the proxy documents are mailed out. The final results of the shareholder vote on the merger will be announced at that meeting. An affirmative vote of eighty percent of the common shares is required for the merger to be approved. As you know, the Board of Directors of Sea Pines Associates unanimously recommends shareholder approval.

Several shareholders have asked when they must submit their shares to receive the merger payment. The answer is that no shares are to be submitted until after the merger has been approved. Shareholders will then receive a specific request for their shares. We have also been asked what shareholders must do if they cannot find their share certificates. The Company will provide instructions and assistance to any shareholder needing replacement certificates when the time comes for submission of those certificates.

Third Quarter Financial Summary

The Company ended its third fiscal quarter on July 31, 2004. A consolidated statement of operations is included in this report, comparing the financial results for the quarter and the nine months ended July 31, 2004 with the corresponding periods in 2003. Total revenues during the third quarter 2004 were $21,288,000, an increase of $2,562,000 (13.7%) over the same period in 2003.

(Continued on page 2)

Resort revenues during the third quarter 2004 increased $1,141,000 (9.7%) and real estate brokerage revenues increased $1,352,000 (23.3%) over the same period in 2003. Total revenues for the nine-month period were $47,714,000, an increase of $6,715,000 (16.4%) over the same period in 2003. Resort revenues for the nine-month period increased by $1,792,000 (7.1%), and real estate brokerage revenues increased by $4,698,000 (35.6%).

Income from operations for the third quarter 2004 totaled $2,797,000, an increase of $975,000 (53.5%) over the same period in 2003. Income from operations for the nine-month period increased by $1,324,000 (135.5%).

The following factors contributed to the significant improvements in revenue and income from operations:

–	Occupancy in The Inn at Harbour Town increased significantly. Occupancy during the third quarter 2004 was 79.4%, which was well above the 61.9% occupancy in the third quarter 2003. Occupancy for the full nine-month period was 61.9%, compared to 51.6% for the comparable period in 2003.

–	Food and beverage revenue increased by 35.7% for the nine-month period in 2004 compared with the same period in 2003. This improvement results from higher utilization of the Company’s restaurants and increased sales of banquets and catered events at the Harbour Town Conference Center.

–	Golf revenue also improved, reflecting an increase in the number of rounds played. Golf rounds played at Harbour Town Golf Links increased by 16% compared with the same quarter in 2003, and rounds played at the Ocean and Sea Marsh course increased by 5% over 2003. For the nine-month period, the golf rounds played at Harbour Town and the Ocean and Sea Marsh courses increased by 8.5% and 3.3%, respectively.

–	Real estate brokerage revenue increased significantly as a result of favorable economic conditions, an expansion of marketing efforts to the mainland areas, and the continuation of the Company’s focus on real estate listings and individual agent marketing programs.

For the nine-month period, the Company had incurred expenses of $970,000 relating to the proposed merger with The Riverstone Group. Most of that expense was incurred during the third quarter. Over half of that total was for a fairness opinion delivered by the Company’s investment banker. Other investment banking, legal and consulting fees account for the rest. The merger agreement calls for Riverstone to reimburse up to $425,000 of these expenses under certain conditions, if the merger is not approved by Sea Pines’ shareholders.

Net income attributable to common stock for the third quarter 2004 was $1,587,000, or $0.44 per share of common stock. Net income attributable to common stock for the nine-month period was $71,000, or $0.02 per share of common stock.

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Sea Pines Country Club Memberships

On September 2, 2004, the Sea Pines Country Club purchased Sea Pines Company’s interest in fifty-three unsold equity memberships for the net amount of $1,021,625. These fifty-three memberships were what remained unsold of the membership pool created when the Company developed Sea Pines Country Club. They were often referred to as the “New” or “Company” memberships, to distinguish them from the “Old” or “Resale” memberships that became available as a result of membership changes.

Existing agreements between the Club and the Company specified that:

–	The Company would be entitled to $24,500 for each “New” membership when sold; and

–	The first ten memberships sold each year would be “New” memberships from the Company pool, and all sales beyond the first ten would be from “Old” memberships awaiting resale.

The net amount of $1,021,625 paid by the Club equals the present value of the payments the Company would have received over the next six years if the existing agreements had remained in place, discounted at an effective rate of approximately 6.20%.

The Company used this payment to reduce the balance of the Company’s Judgment Loan from Wachovia Bank. That balance now stands at approximately $2.4 million, a reduction of $3.5 million from the $5.9 million balance that existed at the end of fiscal 2003.

The definitive proxy statement and other relevant documents to be filed by the Company with the SEC will contain important information about the proposed merger of the Company with a subsidiary of The Riverstone Group, LLC. The Company’s shareholders are urged to read these documents carefully and completely when they become available, in order that their decision and vote concerning the merger will be fully informed. Once these documents are filed with the SEC, they will be available free of charge at the SEC’s website at . Shareholders and investors in the Company will also be able to obtain the proxy statement and other documents free of charge by directing their requests to the Company’s corporate secretary at 32 Greenwood Drive, Hilton Head Island, South Carolina 29928, telephone number (843) 785-3333.

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information about the Company’s directors and executive officers and their interests in the Company may be obtained through the SEC’s website from the Company’s proxy statement for its 2004 annual meeting filed with the SEC on February 11, 2004 and in the reports filed with the SEC by the Company’s directors and executive officers under Section 16 of the Securities Exchange Act of 1934. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other related documents filed with the SEC when they become available.

(Continued on page 4)

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SEA PINES ASSOCIATES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Resort	$12,871	$11,730	$26,912	$25,120
Real estate	7,167	5,815	17,896	13,198
Cost reimbursements	1,250	1,181	2,906	2,681
	21,288	18,726	47,714	40,999
Costs and expenses:
Cost of revenues	14,018	12,588	32,381	27,903
Costs subject to reimbursements	1,250	1,181	2,906	2,681
Sales and marketing expenses	936	825	3,239	2,535
General and administrative expenses	1,654	1,665	4,965	4,964
Depreciation and amortization	633	645	1,922	1,939

Total costs and expenses	18,491	16,904	45,413	40,022

Income from operations	2,797	1,822	2,301	977
Other income (expense):
Gain on sale of assets, net	—	58	1	54
Interest income	6	25	16	181
Interest rate swap agreement	300	356	748	380
Interest expense – bank debt	(559)	(493)	(1,659)	(1,494)
Interest expense – Trust Preferred	(93)	(61)	(246)	(182)
Merger related expense	(824)	—	(970)	—
Litigation expense	—	(450)	—	(8,450)

Total other income (expense)	(1,170)	(565)	(2,110)	(9,511)

Income (loss) before income taxes	1,627	1,257	191	(8,534)
Provision for income taxes	—	—	—	—

Net income (loss)	1,627	1,257	191	(8,534)

Preferred stock dividend requirement	(40)	(40)	(120)	(120)
Net income (loss) attributable to common stock	$1,587	$1,217	$71	($8,654)

Net income (loss) per share of common stock; basic and diluted	$0.44	$0.34	$0.02	($2.42)

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